SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

 Information to be Included in Statements Filed Pursuant to Rules 13d-1(b),(c)
         and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b)
                               (Amendment No. ___)

                                   ELDERTRUST
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    284560109
                                 (CUSIP Number)

                                  July 10, 2000
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed.

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

       * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   284560109                  13G                     Page 2 of 6 Pages
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1.   Names of Reporting Persons.
     I.R.S. Identification  No. Of Above Persons (entities only)

       George Weaver Haywood
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*
       (a)  [  ]
       (b)  [  ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     U.S.A.
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With

--------------------------------------------------------------------------------
5.   Sole Voting Power                   377,000
--------------------------------------------------------------------------------
6.   Shared Voting Power
--------------------------------------------------------------------------------
7.   Sole Dispositive Power            377,000
--------------------------------------------------------------------------------
8.   Shared Dispositive Power
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially  Owned by Each Reporting Person

                         377,000
--------------------------------------------------------------------------------
10.  Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*  [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented By Amount in Row (9)

                         5.3
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

                         IN
------------------


     * SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1(a)   Name of Issuer:

              Eldertrust

Item 1(b)   Address of Issuer's Principal Executive Offices:

              101 East State Street, Suite 100, Kennett Square, PA 19348

Item 2(a)   Name of Person Filing:

              George Weaver Haywood

Item 2(b)   Address of Principal Business Office or, if none, Residence:

              642 Second Street, Brooklyn, New York 11215

Item 2(c)   Citizenship:

              U.S.A.

Item 2(d)   Title of Class of Securities:

              Common Stock, par value $.01 per share

Item 2(e)   CUSIP Number

              284560109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c) , check whether the person filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

            (b)  [  ] Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

            (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

            (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(F).

            (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

            (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [X]

Item 4.    Ownership.

              (a)  Amount Beneficially Owned:    377,000

              (b)  Percent of Class:             5.3

              (c)  Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the vote:   377,000

                      (ii)  shared power to vote or to direct vote:           0

                      (iii) sole power to dispose or to direct the
                      disposition of:                                   377,000

                      (iv)  shared power to dispose or to direct the
                      disposition of:                                         0

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7.  Identification  and  Classification  of the Subsidiary  Which
         Acquired the Security Being Reported On By the Parent Holding Company or Control Person.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        July 20, 2000
                                                --------------------------------
                                                            (Date)


                                                   /s/ George Weaver Haywood
                                                --------------------------------
                                                         (Signature)


                                                     George Weaver Haywood
                                                --------------------------------
                                                         (Name/Title)

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS(SEE 18 U.S.C. 1001).